Exhibit 99.1

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 3,	December 31,	Net Change
	2011	2010	$	%
ASSETS
Current assets:
Cash and cash equivalents	$9,136	$4,502	$4,634	103%
Short-term investments	9,138	—	9,138	NA
Accounts receivable, net	5,014	5,366	(352)	(7%)
Inventories	2,464	1,609	855	53%
Prepaid and other current assets	613	405	208	51%

Total current assets	26,365	11,882	14,483	122%
Property and equipment, net	5,044	3,717	1,327	36%
Intangible assets, net	6,026	3,861	2,165	56%
Goodwill	11,985	7,407	4,578	62%
Restricted cash	261	356	(95)	(27%)
Other assets	567	653	(86)	(13%)

Total assets	$50,248	$27,876	$22,372	80%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,545	$2,960	$585	20%
Accrued and other current liabilities	7,743	4,823	2,920	61%
Line of credit and debt	877	3,226	(2,349)	(73%)

Total current liabilities	12,165	11,009	1,156	11%
Pension liabilities	234	211	23	11%
Other long-term liabilities	1,203	1,266	(63)	(5%)

Total liabilities	13,602	12,486	1,116	9%

Stockholders’ Equity
Common stock, $0.001 par value; 50,000,000 shares authorized as of July 3, 2011; 21,505,599 and 12,210,264 issued and outstanding as of July 3, 2011 and December 31, 2010, respectively.
Common stock, $0.001 par value	21	12	9	75%
Additional paid-in capital	115,799	88,553	27,246	31%
Accumulated deficit	(79,379)	(73,353)	(6,026)	8%
Accumulated other comprehensive income	205	178	27	15%

Total stockholders’ equity	36,646	15,390	21,256	138%

Total liabilities and stockholders’ equity	$50,248	$27,876	$22,372	80%